Exhibit 10(a)1
                                 LEASE AGREEMENT

     LEASE AGREEMENT entered into as of the first day of January, 2004, by and between MICHAEL J. SPECTOR, who is the same person as Michael Joseph Spector Miller, and his wife MARGARET D. SPECTOR, who is the same person as Margaret McCredie Dickson, both of legal age, married to each other, farmer and investor respectfully, and residents of Dorado, Puerto Rico (hereinafter referred to collectively as the "Lessors"); and MARGO NURSERY FARMS, INC., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (hereinafter referred to as the "Lessee"), acting and represented herein by its Senior Vice President and Chief Financial Officer, Juan B. Medina, who has been duly authorized to appear herein by Resolution of the Board of Directors of the Lessee.

     WHEREAS, the Lessors are the owners in fee simple ("pleno dominio") of a parcel of land (hereinafter referred to as the ("Property") described in the Spanish language as follows:

"RUSTICA: Finca sita en el Barrio Cerro Gordo de Vega Alta, compuesta de ochenta y seis punto ciento once (86.111) cuerdas que radica en el Barrio Sabana Llana, sitio Cerro Gordo. En lindes por el Norte con carretera Insular seiscientos noventa (690), denominada Cerro Gordo y parcela dedicada a uso publico: por el Sur, Este y Oeste, con terrenos de Rubert Hermanos, Inc."

     The Property is the remanant of the following parcel of land of which it was segregated by means of Deed number Twenty (20) of September eight (8), nineteen hundred and ninety seven (1997), executed in San Juan, Puerto Rico before Notary Blas R. Ferraiouli Martinez, presented for recordation at Entry Number 19 of the Dairy Book 223 on October fiftee (15), ninety hundred and ninety seven (1997), described in the Spanish language as follows:

     "Finca sita en el Barrio Cerro Gordo de Vega Alta, compuesta de 112.37 cuerdas, segun documento presentado radica en el Barrio Sabana, sitio Cerro Gordo y que mensurada por los Agrimensores Milton W. Ruiz y Jose Ramirez Grandier en veintiocho de octubre de mil novecientos cuarenta y tres, la cabida de dicha finca resulto de ciento doce punto treinta y siete cuerdas, equivalentes a cuarenta y cuatro (44) hectareas, dieciseis areas y treinta y cinco areas; en lindes por sus cuatro puntos cardinales con terrenos de Rubert Hermanos, Inc., estando cruzada de Norte a Sur por la carretera Insular seis noventa (690) denominada Cerro Gordo."

     Inscrita al folio 97 del volumen 50 de Vega Alta, Registro de la Propiedad, Seccion III de Bayamon, Finca numero 256.


     WHEREAS,  the Lessors and the Lessee have agreed to the lease the Property;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Lease: The Lessors hereby lease to the Lessee, and the Lessee hereby lets from the Lessors the Property.

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     2. Term and Early  Termination:  The Demised Premises are leased for a five
(5) year term (hereinafter referred to as the "Term"), commencing retroactively as of January 1st, 2003 and ending on December 31, 2007. The Lessee may terminate this Lease before the expiration of the Term or any extension thereof, by giving the Lessors written notice to such effect at least eighteen (18) months before the proposed early termination.

     3. Rent: The Lessee shall pay to the Lessors during the Term monthly rental payments, in advance, in the amount of TWENTY FOUR THOUSAND DOLLARS ($24,000.00) each.

     4. Option to Renew:

     (a) The Lessors hereby grant to the Lessee an option to renew this Lease for an additional five (5) year period under the same terms and conditions hereof except that the monthly rent during the five (5) years renewal period shall be the greater of: (i) TWENTY FOUR THOUSAND DOLLARS ($24,000.00) per month; or (ii) the monthly rent provided for in paragraph 3 above, subject to adjustment on January 1st, 2008, on the basis of the increase in the Wholesale Price Index ("WPI") published by the United States Department of Labor, Bureau of Labor Statistics, from the WPI which was in effect on January 1, 2003 to the WPI which is in effect on January 1, 2008.

     (b) This option to renew may be exercised by the Lessee by written notice given to the Lessors at least ninety (90) days before the expiration of the Term. Unless otherwise provided, the word "Term" shall be construed to include any renewal period.

     5. Lessee's Acceptance of Property: The Lessee acknowledges it has occupied the Demised Premises for a number of years and, as such, it has examined the Demised Premises and continues to accept the same in the condition they are now, without representation or warranty by the Lessors, express or implied, and without recourse to the Lessors as to the nature of condition of the Demised Premises.

     6. Use, Maintenance and Repair: The Lessors and the Lessee acknowledge that the Demised Premises consists basically of a developed nursery with offices, green houses, warehouses, pumping stations, etc., and will be used by the Lessee only in connection with its agribusiness. Throughout the Term the Lessee shall, at its expense, keep and maintain in a good, clean, and safe condition the Demised Premises by undertaking all ordinary and necessary repairs. The Lessee shall conduct its business in the Demised Premises in a safe manner and shall maintain the Demised premises free of any materials which may result in a public nuisance.

     7. Alterations and Improvements:

     (a) The Lessee may, it its own expense, make such alterations, additions, and changes to the Demised Premises as it may deem necessary or expedient for its business operations within the Demised Premises, provided that the Lessee shall not make any material change or alteration in or around the Demised premises which, when completed, would substantially diminish the value of Demised Premises without the written consent of the Lessors. The foregoing notwithstanding, if the estimated cost of any proposed alteration, improvement, addition or change to the Demised Premises shall exceed the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00), the Lessee shall first obtain the Lessors' approval, but such approval shall not be unreasonably withheld by the Lessors.

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     (b) During the course of any  construction,  alteration  or addition to the
Demised premises, the Lessee shall deliver to the Lessors, at the Lessee's expense, comprehensive general liability insurance of the character and in the limits reasonably required by the Lessors, but in an amount not less that THREE MILLION DOLLARS ($3,000,000).

     (c) Any alteration, addition and improvement placed upon the Demised Premises by the Lessee, as well as fixtures and articles of personal property attached to or used in connection with such alterations, additions or improvements, shall immediately become the property of the Lessors and at the end or other termination of this lease, and shall be surrendered to the Lessors; provided, however, that Lessors shall pay Lessee for the unamortized book value of those leasehold improvements fixed to the the Demised Premises as of the date of termination of this lease; and, provided, further, that the movable furniture, movable personal property, and movable trade fixtures put in at the expense of the Lessee which, pursuant to the provisions of this Lease, may be removed by the Lessee at or before the expiration or sooner termination of this Lease, shall not be deemed to be the property of, nor surrendered to, the Lessors.

     8. Property Taxes: The Lessee shall pay the real property taxes allocate to the Demised Premises.

     9. Insurance: Throughout the Term, the Lessee shall maintain in full force comprehensive general public liability insurance against claims for bodily injury, death, or property damage, occurring on, in or about the Demised Premises and the adjoining and related parking areas, streets, sidewalks and passageways, such insurance to provide limits of no less than THREE MILLION DOLLARS ($3,000,000.00) per person, THREE MILLION DOLLARS ($3,000,00.00) per occurrence, and ONE MILLION DOLLARS ($1,000,000.00) for property damage. The policy shall name both the Lessors and Puerto Rico Production Credit Association (or its legal successor) as the insured parties. The Lessee shall deliver to the Lessors certificates of insurance certifying that such insurance is in full force and effect and in the amounts set forth herein.

     10. Destruction or Contamination:

     (a) If, during the term, the Demised Premises are totally or partially destroyed, rendering them totally or partially inaccessible or unusable, the Lessee shall, within six (6) months of the date of casualty, restore the Demised Premises to substantially the same condition as they were immediately before the destruction, whether or not the insurance proceeds are sufficient to cover the actual cost of restoration. Such destruction shall not terminate this Lease, and there shall not be any reduction or abatement of any rent due hereunder.

     (b) If the Demised Premises, or a substantial portion of the Demised Premises (not less that 25%) sufficient to render the remaining portion thereof unsuitable for the Lessee's continued use or occupancy for the Lessee's business, are taken by condemnation or other eminent domain proceeding pursuant to any law, general or especial, then this Lease shall terminate as of the date possession of the Demised Premises or such substantial portion thereof is so taken.

     (c) The Lessee accepts full responsibility for any contamination of the Demised Premises resulting from the Lessee's operations, not only during the

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term of this  Lease  buy also  under the prior  leases of the  Demised  Premises superseded by the terms hereof. The Lessee also accepts full responsibility for any contamination of water, land, air of any property of third parties, as well as abutting parcels, resulting from the Lessee's operations in the Demised Premises. The Lessors acknowledge that the Demised Premises prior to the commencement of the lease term hereunder. The Lessors hereby release the Lessee from responsibility for any claims arising from the Lessee's use of the product "Benlate" in its operations at the Demised Premises.

     11. Utility Charges: All costs for providing security and/or guard services for the Demised Premises shall be paid and shall be for the account of the Lessee. The Lessee shall also pay and be responsible for electricity, water and other utility charges including, but not limited to, telephone and telefax.

     12. Default by Lessee:

     (a) The occurrence of any of the following shall constitute a default under this Lease:

          (i) Any failure by the Lessee to pay the rent when due as herein specified. The Lessors shall forward notice of such default in writing to the Lessee, and the failure of the Lessee to cure such default within thirty (30) days after the date of receipt of such notice shall, at the option of the Lessors, authorize the Lessors to terminate this Lease.

          (ii) The abandonment of the Demised Premises by the Lessee.

          (iii) A failure by the Lessee to observe and perform any other provision of this Lease, where such failure continues for thirty (30) days after written notice by the Lessors. However, if the nature of such default is such that it cannot reasonable be cured within such period, the Lessee shall not be deemed to be in default if the Lessee shall within this period commence to cure and then diligently complete such curing.

          (iv) The making by the Lessee of an assignment of its interest hereunder without prior written approval from the Lessors, or if the Lessee shall file a petition in bankrupt or the appointment of a receiver or assignee shall automatically terminate all rights of the Lessee under this Lease and no rights thereto shall pass to the receiver, trustee in bankruptcy or assignee.

     (b) In any such events, the Lessors may give the Lessee written notice specifying a day not less than five (5) days thereafter whereupon the Term shall end, and on the day specified the Term shall expire as if that day were the day herein fixed for the expiration of the Term, and the Lessee shall quit and surrender the Demised Premises to the Lessors, and the rent for the balance of the Term of this Lease shall become immediately due to compensate the Lessors for all damages sustained by the Lessors which resulted from the Lessee's failure to perform its obligations hereunder.

     13. Sublease: The Lessee will not assign or sublease the Demised Premises without the prior written permission of the Lessors.

     14. Access: Although the Lessee shall have complete control over the Demised Premises, the Lessors shall have the right to enter into and upon the

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Demised  Premises or any part thereof  during  reasonable  hours for  inspection purposes for showing the Demised Premises to prospective purchaser, or within ninety (90) days before the expiration of the Term or any renewal thereof for showing the Demised Premises to prospective tenants. The Lessors may also enter the Demised Premises at hours previously agreed to by the parties for purposes of keeping and maintaining and/or making any and all alterations or improvements that may be required or that may have been agreed to by the Lessors and the Lessee.

     15. Quiet Enjoyment; Option to Purchase: The Lessors covenant that the Lessee, on paying the rent and performing all of its obligations hereunder, shall peacefully and quietly have, hold and enjoy the Demised Premises throughout the Term and any renewal thereof without hindrance, ejection or disturbance by any person(s) claiming under the Lessors. The Lessors, in addition, expressly agree and covenant that should the Lessors decide at any time during the Term of this Lease or any renewal thereof to sell or mortgage the Demised Premises or the Property of which it forms part, the Lessors shall require from the buyer or mortgage that this Lease be honored under the exact terms and conditions hereof by such buyer or mortgages.

               (a) The Lessors hereby grant to the Lessee an option to purchase the Demised Premises at any time during the Term and any extension thereof only in the case both Lessors pass away during the Term of this Agreement or extension thereof. As such, Lessee shall have the right to exercise this option with the Estate of both Lessors during the Term of this Agreement and any extension thereof.

               (b) The purchase price for the Demised Premises shall be determined by MAI appraisal. Both the Estate of Lessors and the Lessee shall each appoint one appraiser within fifteen (15) days of the Lessee's exercise of the option to purchase. Each appraiser shall notify both parties of their decision, and the purchase price shall constitute the sum of both appraisers' decision divided by two. The Lessee shall pay both appraisers for their services. Should either of the parties not appoint an appraiser named by above-referenced fifteen
          (15) day period, the appraiser named by the other party shall determine the value of the Demised Premises.

               (c) In addition to any rent and all other charges due hereunder, throughout the Term and any extension thereof, and until the date, if any, the Lessee exercises the option to purchase, the Lessee shall pay the Estate of Lessors, in consideration for the granting of said option, the monthly sum of ONE THOUSAND DOLARS ($1,000.00). This option shall terminate on the first to occur of the following events:

               1) The exercise of this option and the consummation of the sale and purchase of the Demised Premises by the parties hereto.

               2) Termination of the herein Lease, whether by expiration, default, or mutual consent of the parties hereto.

               3) Failure and or refusal of the Lessee to pay in a timely manner any sums due hereunder for this option.

               (d) Upon exercise of the option to purchase, payment will be made, and within one hundred and eighty (180) days, the Estate of Lessors and the Lessee shall execute a public deed transferring title to the Demised Premises in favor of the Lessee, free and clear of all


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          liens and encumbrances. The Lessee shall pay all fees relating to said execution, including but not limited to, the internal revenue stamps and vouchers and notarial fees required for the public deed and a certified copy thereof, and the recording of the title transfer in the records of the Registry of Property.

               (e) Upon request of the Lessee during the Term and any extension thereof, and at the expense of the Lessee, the Lessors agree that this option to purchase be recorded in the Registry of Property. The Lessors agree to execute (at the expense of the Lessee) a public deed and any other instruments, public or private, which may be required or convenient for such option to be recorded in the Registry of Property.

     17. Mortgages: As further consideration for the Lessee entering into this Lease and for the monthly payments to the Lessors for the option to purchase herein granted to the Lessee, the Lessors agree not to mortgage or encumber the Property throughout the term, and any extension thereof, in excess of TEN MILLION DOLLARS ($10,000,000.00) unless it is for interim financing for development of land that has not yet segregated.

     18. Surrender of Possession: Upon the expiration or other termination of this Lease, the Lessee shall remove from the Demised Premises any and all movable industrial equipment and installations belonging to the Lessee, in a workman-like manner, and shall repair any damage which may thereby result; and the Lessee shall surrender the Demised Premises in as good condition as the same were received, ordinary wear and tear, and damage by casualty not caused by the act or negligence of the Lessee excepted. Any improvements made by the Lessee to the Demised Premises shall remain therein and become the Property of the Lessors, without any compensation being due to the Lessee for such improvements.

     19. Separability: Except as otherwise expressly agreed, each provision of this Lease shall be construed to be a separate and independent covenant and agreement. If any term or provision of this lease or the application thereof to any personal circumstances shall to any extent be held invalid and unenforceable, the reminder of this Lease or the application of such term or provision to persons or circumstances other than as to which it is invalid or unenforceable, shall not be affected thereby. Each term and provision of this Lease shall be valid and shall be enforced to extent permitted by law.

     20. Successors and Assigns: The terms, covenants and conditions hereof shall be binding and inure to the benefit of the successors in interest and assigns to the parties hereto.

     21. Notices: Notices required or permitted under this Lease shall be deemed sufficiently given or served if sent by certified mail, return receipt requested, as follow:

         In case of notice to the Lessors:  Mr. and Mrs. Michael J. Spector
                                            Call Box 1370
                                            Dorado, P.R. 00646-1370


         In case of notice to Lessee:       Mr. Juan B. Medina
                                            Margo Nursery Farms, Inc.
                                            Road No. 690, Km. 5.8
                                            Vega Alta, P.R. 00692

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     22. Arbitration: Any controversy, which shall arise between the Lessors and the Lessee regarding the rights, duties or liabilities hereunder of either party, shall be settled by arbitration. Such arbitration shall be before one (1) disinterested arbitrator if one be agreed upon, otherwise before three (3) disinterested arbitrators, one named by the Lessors, one by the Lessee, and one by the two (2) thus chosen. The arbitrator or arbitrator shall settle the controversy in accordance with the provisions of this Lease and the laws of the Commonwealth of Puerto Rico.

     23. Governing Law: This Lease shall be construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico.

     24. Recordation. Upon request of the Lessee during the Term and any extension thereof, and at the expense of the Lessee, the Lessors agree that this Lease be recorded in the Registry of Property. The Lessors agree to execute (at the expense of the Lessee) a public deed and any other instruments, public or private, which may be required or convenient for such option to be recorded in the Registry of Property. The Lessee shall pay all fees relating to said recordation, including but not limited to, the internal revenue stamps and vouchers and notarial fees required for the public deed and a certified copy thereof, and the recording of the Lease in the records of the Registry of Property. In addition, the Lessee shall advance to the Lessors the legal fees required to effect the cancellation of the Lease in the Registry of the Property.

     25. Entire Agreement and Amendments: This Lease constitutes the entire agreement between the Lessors and the Lessee for the lease of the Demised Premises, and supersedes and nullifies any and all prior leases, agreements and understandings between the parties hereto for the lease of he Demised Premises. This Lease may not be changed, modified or discharged except by an instrument in writing signed by both the Lessors and the Lessee.

     IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date stated above.



         /s/Michael J. Spector                     /s/Margaret D. Spector
         ---------------------                     ----------------------
         MICHAEL J. SPECTOR                        MARGARET D. SPECTOR


                            MARGO NURSERY FARMS, INC.



                              By: /s/Juan B. Medina
                              ---------------------
                              Name: Juan B. Medina
                       Title: Senior Vice President & CFO


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